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As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SBS Broadcasting S.A.
(Exact name of Registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	n/a (I.R.S. Employer Identification Number)

8-10 rue Mathias Hardt
L-1717 Luxembourg, Luxembourg
Telephone +352 2612 151 (main)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

SBS Broadcasting S.A. 2004 Share Incentive Plan
(Full Title of the Plan)

CT Corporation System
1633 Broadway
New York, NY 10019
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel A. Braverman, Esq.
Cleary, Gottlieb, Steen & Hamilton
55 Basinghall Street
London EC2V 5EH, England
011-44-20-7614-2200

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE

Common Shares, par value €2.00 per share	2,500,0000 shares	$29.54	$73,850,000	$9,357

(1)
Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the SBS Broadcasting S.A. 2004 Share Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding ordinary shares of SBS Broadcasting S.A. (the "Registrant").

(2)
With respect to 1,422,000 Common Shares underlying options issued under the Plan prior to the date hereof, calculated based on the exercise price of such options. With respect to 1,078,000 Common Shares underlying options and restricted stock to be issued in the future under the Plan, estimated solely for the purposes of calculation of the registration fee with respect to the shares being registered hereby pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices of the Common Shares on May 17, 2004, as reported on the Nasdaq National Market System.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The reports listed below have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant's reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

        (a)   The Registrant's Annual Report on Form 20-F for the year ended December 31, 2003 (No. 001-21302) filed with the Commission under the Exchange Act on May 14, 2004.

        (b)   All of the Registrant's reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003.

        (c)   The description of the Common Shares contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on March 3, 1993, and any amendment or report filed for the purpose of updating such description.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        The Registrant's Articles of Incorporation provide that the Registrant shall indemnify any present or former director or officer to the fullest extent permitted by applicable law against liability and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding (whether civil, criminal, or otherwise, including appeals), actual or threatened in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such director or officer, and against amounts paid or incurred by him or her in the settlement thereof; provided, however, that the Registrant is not obligated to provide such indemnification or reimbursement: (i) against any liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office; (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Registrant; or (iii) in the event of a settlement, unless the settlement has been approved by the court or by the Board of Directors of the Registrant. Such indemnification includes, without limitation, attorneys' fees, costs, judgments and amounts paid in settlement.

        In each case, the enforceability of the Registrant's obligation to indemnify, pay or reimburse a director or officer would be limited by the Laws of Luxembourg. The Registrant has been advised by Arendt & Medernach, its Luxembourg counsel, that under Luxembourg law indemnification of directors and officers is a matter of contract, and that the Articles of Incorporation would be enforceable as such a contract.

Item 7.    Exemption From Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

  4.1
  Articles of Association of SBS Broadcasting S.A. (incorporated by reference to Exhibit 1.1 of the Registrant's 2003 Annual Report on Form 20-F (No. 001-21302) filed on May 14, 2004)

  4.2
  SBS Broadcasting S.A. 2004 Share Incentive Plan (incorporated by reference to Exhibit 4.16 of the Registrant's 2003 Annual Report on Form 20-F (No. 001-21302) filed on May 14, 2004)

  5.1
  Opinion of Arendt & Medernach, Luxembourg counsel to the Registrant, as to the legality of the shares being registered

  23.1
  Consent of Ernst & Young Accountants

  23.2
  Consent of PricewaterhouseCoopers Sp. z o.o.

  23.3
  Consent of counsel (included in exhibit 5)

  24.1
  Power of Attorney (included in Signature Page)

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, SBS Broadcasting S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands, on May 19, 2004.

SBS BROADCASTING S.A.
By:	/s/ MARKUS TELLENBACH Name: Markus Tellenbach Title: Director, President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of SBS Broadcasting S.A., do hereby appoint Markus Tellenbach and Erik Tanner Moe, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable SBS Broadcasting S.A. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement of SBS Broadcasting S.A. on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of the them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 19, 2004.

/s/ HARRY EVANS SLOAN	/s/ MICHAEL FINKLESTEIN
Name: Harry Evans Sloan Title: Executive Chairman	Name: Michael Finklestein Title: Vice Chairman and Director
/s/ MARKUS TELLENBACH	/s/ ANTHONY GHEE
Name: Markus Tellenbach Title: Director, President and Chief Executive Officer	Name: Anthony Ghee Title: Director
/s/ HERBERT G. KLOIBER	/s/ BENJAMIN LORENZ
Name: Herbert G. Kloiber Title: Director	Name: Benjamin Lorenz Title: Director
/s/ EDWARD MCKINLEY	/s/ JAMES MCNAMARA
Name: Edward McKinley Title: Director	Name: James McNamara Title: Director
/s/ SHANE O'NEILL	/s/ MARK SCHNEIDER
Name: Shane O'Neill Title: Director	Name: Mark Schneider Title: Director
/s/ KLAUS FREDERIKSEN	/s/ JUERGEN VON SCHWERIN
Name: Klaus Frederiksen Title: Vice President Finance	Name: Juergen von Schwerin Title: Senior Vice President and Chief Financial Officer
/s/ ERIK TANNER MOE	/s/ DONALD J. PUGLISI
Name: Erik Tanner Moe Title: Senior Vice President Business and Legal Affairs, General Counsel and Company Secretary	Name: Donald J. Puglisi, Puglisi & Associates Title: Authorized Representative

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Articles of Association of SBS Broadcasting S.A.	Incorporated by reference to Exhibit 1.1 of the Registrant's 2003 Annual Report on Form 20-F (No. 001-21302) filed on May 14, 2004
4.4	SBS Broadcasting S.A. 2004 Share Incentive Plan	Incorporated by reference to Exhibit 4.16 of the Registrant's 2003 Annual Report on Form 20-F (No. 001-21302) filed on May 14, 2004
5.1	Opinion of Arendt & Medernach, Luxembourg counsel to the Registrant, as to the legality of the shares being registered	Filed herewith
23.1	Consent of Ernst & Young Accountants	Filed herewith
23.2	Consent of PricewaterhouseCoopers Sp. z o.o.	Filed herewith
23.3	Consent of counsel to the Registrant	Included in Exhibit 5.1
24.1	Power of Attorney	Included on Signature Pages

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Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
Signatures
POWER OF ATTORNEY
EXHIBIT INDEX